EXHIBIT 23.2

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 1999 Stock Option Plan, 2004 Equity Incentive Plan, 2004 Outside Directors Stock Plan, and 2004 Employee Stock Purchase Plan of salesforce.com, inc. of our report dated April 29, 2004, with respect to the consolidated financial statements of salesforce.com, inc. included in its Registration Statement on Form S-1 (No. 333-111289), and the related Prospectus filed pursuant to Rule 424(b), filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Palo Alto, California

July 28, 2004